UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2007

NIAGARA MOHAWK POWER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-2987                                               15-0265555

(Commission File Number)             (IRS Employer Identification No.)

300 Erie Boulevard West, Syracuse, New York               13202

(Address of Principal Executive Offices)                  (Zip Code)

(315) 474-1511

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cheryl A. LaFleur, a named executive officer for the Company, has elected to participate in a voluntary early retirement program (the "VERO") offered to certain employees of the Company (and affiliated companies) and has simultaneously entered into a services agreement with National Grid USA dated August 1, 2007 (the "Services Agreement") that provides for modifications to her outstanding change in control agreement with National Grid USA subject to the effectiveness of the VERO. Under the terms of the VERO, Ms. LaFleur's date of termination is at the Company's discretion, and the Company does not know at this time when her date of termination will be. The VERO offers certain "qualified" plan pension benefits and post-retirement health care and life insurance benefits to eligible enrollees who satisfy the terms of the VERO. In addition, the VERO offers certain "non-qualified" pension benefits to qualifying employees and executives, including Ms. LaFleur, who satisfy the VERO's terms. The VERO is not effective, however, until completion of the merger of KeySpan Corporation with National Grid, unless the sponsoring companies waive the condition based upon business reasons. The Services Agreement provides, among other things, that when Ms. LaFleur's employment terminates under the VERO her current change of control agreement will terminate. It also provides for the terms of a consulting arrangement of up to six months at the monthly rate of $62,500 following Ms. LaFleur's termination of employment. The minimum lump sum value of payments that Ms. LaFleur will qualify for under the terms of the VERO and Services Agreement is $2,680,988.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIAGARA MOHAWK POWER CORPORATION

Dated: August 7, 2007	By:	/s/ Paul J. Bailey
Name: Paul J. Bailey
Title: Authorized Officer and Controller and Principal Accounting Officer